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                                                                      Exhibit 21




                         SUBSIDIARIES OF THE REGISTRANT


Northstar Health Services, Inc., a Delaware Corporation, has the subsidiary listed below. It is wholly owned. Northstar Health Services, Inc., has no parent.


                                             State of Incorporation
                                             ----------------------
NSHS Services, Inc.                          Delaware